UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 18, 2013

SMTC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-31051	98-0197680
(Commission File Number)	(IRS Employer Identification No.)

635 Hood Road Markham, Ontario, Canada	L3R 4N6
(Address of Principal Executive Offices)	(Zip Code)

(905) 479-1810
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2013, the Nominating and Governance Committee (the “Nominating Committee’) of the SMTC Corporation (the “Company”) Board of Directors (the “Board’), the Compensation Committee of the Board (the “Compensation Committee”) and the full Board, each such committee or Board acting by unanimous written consent, (i) expanded the number of members of the Nominating Committee and Compensation Committee and appointed Mr. Lawrence Silber to serve as a member of both such committees, (ii) modified the Company’s guidelines for stock ownership by the Company’s directors; (iii) adopted certain policies related to the optimal length of service for members of the Board and members of Board committees and (iv) for equity grants issued after January 18, 2013 under the SMTC Corporation 2010 Incentive Plan (the “Plan’), eliminated certain director turn-over provisions from the list of enumerated causes of accelerated vesting.  These actions and policies are more specifically described below:

•
Appointment of New Member of Nominating Committee and Compensation Committee.  The Board determined that because of his senior level executive experience, experience serving on boards of directors of other public and private entities, and experience in corporate finance, Mr. Lawrence Silber is highly qualified to serve as a member of each of the Nominating Committee and the Compensation Committee; that  Mr. Silber is an “independent director” as defined in the rules of the NASDAQ Global Market; and that effective as of January 19, 2013 Mr. Silber is appointed to serve as a member of each of the Nominating Committee and the Compensation Committee, to serve on each such committee until his successor shall be duly elected and qualified, or his earlier death, resignation or removal.

•
Stock Ownership By Directors. The Board revised its stock ownership and holding policy for directors of the Company to provide that to remain eligible for re-election to the Board at the next upcoming election of directors, each member of the Board  shall, within five years of becoming a director, acquire and maintain stock ownership in the Company equal to three times the annual retainer amount paid by the Company to each such director, with stock ownership equal to at least the annual retainer amount established by each such director within twenty-four months of becoming a director, and stock ownership equal to at least two times the annual retainer amount established by each such director within forty-eight months of becoming a director.  Only common shares of stock owned outright by a director and valued at its purchase price will be taken into consideration in determining whether a director has met these guidelines. Prior to the Company’s annual meeting each year, the Nominating Committee will review the progress of each director towards achievement of the guidelines. Once a director has met these guidelines, he or she shall be deemed to continue to meet the guidelines and shall be exempt from review in future periods until such director reduces the number of shares he or she holds.

•
Term Limits on Board Membership.  Absent a compelling circumstance such as service as an executive officer of the Company or a significant stock ownership position, or such other compelling reason or reasons as the Nominating Committee may from time to time deem warranted, the Nominating Committee shall not recommend that directors who have served as directors for ten years or more be slated for reelection to the Board.  To create a pool of qualified director candidates who possess the high level of personal and professional ethics, sound business judgment and integrity, the Nominating Committee will from time to time review the appropriate skills and characteristics required of Board members, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board, and will actively recruit Board candidates who possess these skills and attributes.

•
Term Limits on Committee Membership. Absent a compelling circumstance such as a specific expertise or independence qualification, the Nominating Committee shall recommend that no director serves continuously on any Board committee for more than five years.  The Nominating Committee will review committee assignments annually and make recommendations to the Board for committee membership changes each year prior to the Company’s annual meeting of stockholders.

•
Covered Transactions for Purposes of Vesting Incentive Equity Grants. As “Administrator” of the SMTC Corporation 2010 Incentive Plan (the “Plan”), the Compensation Committee will modify the definition of “Covered Transaction” used in grant agreements issued under the Plan after the date hereof to eliminate from the definition of “Covered Transaction” a transaction that results from “a change in the composition of the Board such that the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.”

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 18, 2013, the Board adopted Amendment No. 1 to the Company’s Second Amended and Restated By-laws.  The amendment adds Sections 3.16 and 3.17 to Article 3 of the By-laws.  Amendment No. 1(i) modifies the Company’s guidelines for stock ownership by the Company’s directors; and (ii) adopts certain policies related to the optimal length of service for members of the Board and members of Board committees.

A copy of Amendment No. 2 is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)
Exhibit Number	Title

99.1	Amendment No. 1 to SMTC Corporation’s Second Amended and Restated By-laws

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTC CORPORATION

Date: January 24, 2013	By:	/s/ Alex Walker
	Name:	Alex Walker
	Title:	Co-President, Co-Chief Executive Officer

Exhibit Index

99.1	Amendment No. 1 to SMTC Corporation’s Second Amended and Restated By-laws